Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and among Nicholas Petruska (“Executive”), and Hennessy Capital Investment Corp. VI (the “Company”) as of the date last shown next to the parties’ signatures below.

WHEREAS, Executive has been engaged by the Company as Executive Vice President, Chief Financial Officer and Secretary, and Principal Financial and Accounting Officer;

WHEREAS, Executive has informed the Company’s Board of Directors that he intends to resign from all capacities with the Company; and

WHEREAS, the Company and Executive desire to part amicably and to fully and finally resolve any claims Executive has or could have in relation to the Company and any of its past or present parents, subsidiaries, affiliates, predecessors, successors, or assigns, and any of its or their respective past or present directors, officers, members, partners, principals, agents, employees, representatives, and attorneys (collectively, the “Released Parties”), in exchange for the promises and benefits set forth herein.

NOW, THEREFORE, FOR AND IN CONSIDERATION of good and valuable consideration set forth below, the receipt and sufficiency of which are hereby acknowledged by each party, the Company and Executive agree as follows.

1. Separation; Transition Assistance. Executive agrees that his resignation was effective as of August 2, 2024 (the “Separation Date”). Effective on the Separation Date, Executive shall be deemed to have resigned from and relinquished any other titles, offices, directorships, and authority related to his service to the Company, and Executive agrees to execute any other documentation reasonably necessary to effectuate such resignation(s). Notwithstanding the Separation Date, Executive agrees that he shall thereafter provide, upon timely notice, reasonable and timely cooperation to transfer his knowledge and duties as reasonably requested by the Company, which, for the avoidance of doubt, may include meeting with the Company (videoconference), participating in phone calls, providing summaries of open matters as of August 1, 2024 (including providing oral summaries, and, if reasonably necessary, written summaries), locating and (if reasonably necessary) organizing files, and similar matters as the Company may reasonably request from time to time (all of the foregoing, the “Transition Obligations”) through September 30, 2024, subject to the Company accommodating Executive’s other business and personal commitments. For the avoidance of doubt, Executive acknowledges that he shall not be entitled to any payment in relation to the time period after July 31, 2024.

2. Deferred Compensation. Subject to the terms herein, the Company shall, upon the close of an “initial Business Combination” (as such term is used in the Company’s SEC filings) by the Company, pay to Executive the sum of Four-Hundred Seventy-Six Thousand Dollars ($476,000), which the parties acknowledge represents unpaid deferred compensation accrued through July 31, 2024. The parties acknowledge and agree that if Executive fails to satisfy the Transition Obligations and such failure persists for more than five (5) business days after written notice from the Company, he shall not be entitled to any such payment.

3. Release by Executive. Executive and his heirs, representatives, successors and assigns hereby fully, finally, and forever release and discharge the Company and the Released Parties of and from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, dues, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, extents, executions, sums of money, damages, judgments, and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, that Executive ever had or may presently have against the Company or any of the Released Parties arising from the beginning of time up to and including the date of this Agreement, including, without limitation, all matters in any way related, directly or indirectly, to Executive’s services to the Company, and including claims based on any federal, state, or local statute, regulation, ordinance, or order, or pursuant to any common law tort or other cause of action. Executive expressly waives the benefits of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims against the Company or any Released Parties not now known by Executive to exist. Notwithstanding the foregoing, the parties acknowledge that Executive is not releasing: (a) any obligations owing to him under this Agreement (including those for deferred compensation); (b) any claim that cannot be released as a matter of law; (c) his rights to indemnification and/or advancement as an officer in respect of any claim or other indemnifiable matter that is first asserted, if ever, against Executive after the date hereof; or (d) his rights to any available D&O insurance coverage with respect to any other third-party claims. For the avoidance of doubt, Executive acknowledges that the foregoing waiver and release includes a waiver and release of any claim to indemnification or advancement that was first asserted, if ever, against Executive prior to the date hereof. Executive represents and warrants that he has made no assignment or transfer of any claims covered by this Section 3.

4. Release by the Company. By the Company’s signature below, in consideration of Executive’s promises set forth in this Agreement, the Company, on its own behalf and on behalf of its successors and assigns, hereby releases and forever discharges Executive, his heirs, representatives, affiliates, successors, and assigns and any entities controlled by or affiliated with him, of and from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, dues, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, extents, executions, sums of money, damages, judgments, and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, that the Company, including its successors and assigns, ever had or may presently have, arising from the beginning of time up to and including the date of this Agreement. The Company represents and warrants that it has made no assignment or transfer of any claims covered by this Section 4.

5. Confidentiality. To the extent bound by law, Executive agrees that he will use reasonable efforts to maintain the confidentiality of the Company’s confidential information, subject to the exceptions set forth in Section 6 of this Agreement.

6. Confidentiality Exceptions. Executive acknowledges and agrees that nothing in this Agreement or in any agreement between him and the Company prohibits or limits him (or his attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission (SEC), the Department of Justice, FINRA, any other self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that he is not required to advise or seek permission from the Company before or after engaging in any such activity. Executive further acknowledges that, in connection with any such activity, he must inform such authority of the confidential nature of any confidential information that he provides, and that he is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company, as the Company does not waive and intends to preserve such privileges. Executive is hereby notified that, pursuant to federal law (the Defend Trade Secrets Act), an individual, shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

7. Non-Disparagement. Subject to the exceptions set forth in Section 6 of this Agreement, Executive agrees that he shall not make any remark, comment or statement (whether written, oral or electronic/digital) that is intended to or is reasonably likely to disparage, slander or otherwise damage the business reputation of the Company, any of the other Released Parties or any of their respective directors, members, board members, officers or employees. The Company agrees that its directors and officers shall not make any remark, comment or statement (whether written, oral or electronic/digital) that is intended to or is reasonably likely to disparage, slander or otherwise damage the business reputation of Executive, and, further, that the Company shall not issue any press release or other official statement disparaging Executive.

8. Return of Company Property. Executive represents, after a diligent inquiry, he believes that he has returned (or otherwise eliminated his access to) all of the Company’s property in his possession, including, without limitation, any electronically-stored information or data, reports, customer lists, files, memoranda, records, credit cards, keys, passwords, computers, software, telecommunication equipment, and other physical or personal property that he received, prepared, or helped prepare in connection with his service to the Company. Executive agrees that, in the event that Executive subsequently discovers any Company property in Executive’s possession, Executive shall promptly return such property to the Company (or its designee).

9. Cooperation. Executive agrees to make himself reasonably available to, and to cooperate with the Company in, any administrative, regulatory, or judicial proceeding or arbitration. Executive understands and agrees that his reasonable cooperation includes, but is not limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into his possession. The term “cooperation” does not mean that Executive must provide information that is favorable to the Company; it means only that Executive will provide truthful information within his knowledge and possession upon request of the Company. Executive understands that, in the event the Company asks for his cooperation in accordance with this provision, the Company will reimburse him for reasonable travel expenses provided that Executive submits to the Company appropriate documentation of such expenses within thirty (30) calendar days after such expenses are incurred (provided that such proceeding was not initiated by Executive and does not otherwise concern any claims by Executive against the Company or the Released Parties).

10. Arbitration. Executive and the Company agree that any dispute or controversy between the parties in any way arising out of, related to, or connected with this Agreement, including to enforce its terms, or Executive’s engagement by the Company shall be resolved through final and binding arbitration before a single arbitrator exclusively through JAMS in New York, New York, pursuant to the Comprehensive Arbitration Rules & Procedures administered by JAMS; provided, however, that the foregoing shall not apply to any claims that are not arbitrable pursuant to any statute, rule or regulation forbidding pre-dispute arbitration agreements with respect to such claims. Each party shall bear its own expenses, including attorneys’ fees and expert witness fees. The costs of such arbitration, including the arbitrator’s fees, shall be allocated in the manner determined by the arbitrator, except that the Company will pay any costs unique to the arbitration hearing as may be required by applicable law. The arbitration proceeding shall be deemed to be an arbitration proceeding specifically enforceable under the Federal Arbitration Act and any other applicable law. The award of the arbitrators may be enforced in any court having competent jurisdiction.

11. 409A. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations relating thereto, and this Agreement shall be interpreted and construed accordingly. Any reimbursement payable to Executive pursuant to this Agreement shall in no event be paid later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

12. No Admissions. Both parties agree that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company, any Released Party, or Executive of any improper or unlawful conduct.

13. Assignment. This Agreement may be assigned to any affiliate or any person who, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any discrete portion thereof. Executive may not assign this Agreement.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law or choice of law provisions thereof.

16. Entire Agreement. This Agreement is the entire agreement between Executive and the Company with respect to the matters addressed herein. The Company makes no representations regarding its relationship with or obligations to Executive, or as to the tax consequences of Executive’s entering into this Agreement, and none it may have made in the past survive, except as set forth in this Agreement. Executive expressly agrees that the Company shall have no liability to him for any tax or penalty imposed on him as a result of this Agreement. This Agreement supersedes all existing agreements, whether written or oral, between Executive and the Company concerning his services to the Company.

17. Amendment. This Agreement cannot be amended, supplemented, or modified nor may any provision hereof be waived, except by a written instrument executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

18. Execution. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument. Facsimile or electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of enforcement and construction of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the latest date set forth below.

HENNESSY CAPITAL INVESTMENT CORP. VI

By:	/s/ Daniel J. Hennessy	9/30/2024
Name:	Daniel J. Hennessy	Date
Its:	Chief Executive Officer

NICHOLAS PETRUSKA

/s/ Nicholas Petruska	9/30/2024
Date

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